PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

BMC Software, Inc., a Delaware corporation (the “Company”), hereby grants to the Recipient this Performance-Based Restricted Stock Unit Award (this “Award”) effective as of the Grant Date pursuant to the terms of this Performance-Based Restricted Stock Unit Award Agreement (this “Agreement”). The Award is subject to all of the terms and conditions of this Agreement and the BMC Software, Inc. 2007 Incentive Plan (the “Plan”), a copy of which is available on the BMC intranet under Human Resources/Employee Portals. Unless otherwise specified, capitalized terms used in this Agreement shall have the meanings specified in the Plan. The terms and conditions of the Plan are incorporated herein by this reference and govern except to the extent that this Agreement provides otherwise.

RECIPIENT NAME: GRANT DATE:	Beauchamp, Robert August 18, 2008

RESTRICTED STOCK UNITS: THE RIGHT TO RECEIVE 187,500 SHARES OF THE COMPANY’S COMMON STOCK (THE “SHARES”) SUBJECT TO AND FOLLOWING LAPSING OF THE FORFEITURE RESTRICTIONS SET FORTH IN THIS AGREEMENT. THE FORFEITURE RESTRICTIONS ARE SET FORTH IN THE TERMS AND CONDITIONS ATTACHED HERETO AS ANNEX A AND ANNEX B AND SUCH ANNEXES ARE INCORPORATED HEREIN BY THIS REFERENCE.

By accepting this Performance-Based Restricted Stock Unit Award, Recipient agrees to the terms and conditions set forth herein (the “Terms and Conditions”) and acknowledges receipt of a copy of the Plan. Recipient represents that Recipient has read and understands the terms of the Plan and this Performance-Based Restricted Stock Unit Award, and accepts this Performance-Based Restricted Stock Unit Award subject to all such terms and conditions, including any further amendments to the Plan. Recipient also acknowledges that he or she should consult a tax advisor regarding the tax aspects of this Award. Recipient is further hereby advised that he or she may not rely on the Company for any opinion or advice as to the personal tax implications of this Award. IF RECIPIENT DOES NOT ACCEPT THIS AWARD, HE OR SHE MUST NOTIFY HUMAN RESOURCES, ATTENTION MICHAEL JONES, IN WRITING WITHIN 30 DAYS OF THE GRANT DATE.

IN WITNESS WHEREOF, this Agreement has been executed by the Company and Recipient to be effective as of the Grant Date specified above.

BMC SOFTWARE, INC. RECIPIENT

Michael Vescuso Senior Vice President, Administration	Signature

Print Name

ANNEX A

TO

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

TERMS AND CONDITIONS

1. Award. Pursuant to the Plan, the Shares shall be issued, as hereinafter provided, in Recipient’s name, upon the lapsing of the Forfeiture Restrictions on the Restricted Stock Units.

2. Definitions. For purposes of this Agreement, the terms “Cause,” “Change of Control” and “Good Reason” shall have the meanings assigned to such terms in the Employment Agreement (as defined below) or Change of Control Agreement (as defined below), as applicable to Recipient, and the following terms shall have the meanings indicated below:

(a) “Change of Control Termination” shall mean a termination of Recipient’s employment with the Company within the 12-month period beginning on the date upon which a Change of Control occurs, which termination of employment is by the Company without Cause or by Recipient within 60 days of an event that constitutes Good Reason.

(b) “Change of Control Agreement” shall mean the Change of Control Agreement, if any, between the Company and Recipient.

(c) “Employment Agreement” shall mean the Employment Agreement, if any, between the Company and Recipient, as the same may be amended from time to time.

(d) “Forfeiture Restrictions” shall mean the restrictions to which the Restricted Shares are subject as described in Section 3(a) hereof.

(e) “Invention and Nondisclosure Agreement” shall mean the Invention and Nondisclosure Agreement, if any, between the Company and Recipient, as the same may be amended from time to time.

3. Forfeiture Restrictions on Restricted Stock Units. The following restrictions apply to the Restricted Stock Units:

(a) Forfeiture Restrictions. The Restricted Stock Units shall not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of, except for transfer by will or the laws of descent and distribution, and except as provided in Subsection (b) below, in the event Recipient’s employment with the Company shall terminate for any reason, Recipient shall, for no consideration, forfeit to the Company all Restricted Stock Units to the extent then subject to the Forfeiture Restrictions. The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of the Restricted Stock Units.

(b) Lapse of Forfeiture Restrictions. With respect to each Performance Period (as defined in Annex B), the Forfeiture Restrictions shall lapse as to the Restricted Stock Units in accordance with the performance-based vesting schedule set forth on Annex B (the “Vesting Schedule”), provided that Recipient has been continuously employed by the Company (or one of its affiliates) from the Grant Date through the date the Committee certifies the results for such Performance Period (the “Certification Date”). The Committee shall determine the Company’s actual performance and shall certify such results as soon as reasonably practicable following the completion of each Performance Period. To the extent that the Vesting Schedule provides for partial attainment against a performance target and such performance is achieved, then the Forfeiture Restrictions shall lapse as to the corresponding number of Restricted Stock Units set forth on the Vesting Schedule. To the extent that a performance target is not achieved, the corresponding number of Restricted Stock Units as set forth on the Vesting Schedule shall be forfeited to the Company.

Further, the Forfeiture Restrictions shall lapse as to all of the Restricted Stock Units then subject to the Forfeiture Restrictions on the date Recipient incurs a Change of Control Termination.

4.	Adjustment to Restricted Stock Units.

(a) Adjustment for Dividends. If the Company declares a dividend (other than a stock dividend) payable to shareholders of common stock of the Company that is payable to shareholders of record after the Grant Date and before the date Shares are issued hereunder, this award will reflect, and represent the future right to receive, subject to the restrictions herein, an amount equal to such dividend per share payable per share of common stock (a “Dividend Equivalent Right”). The Dividend Equivalent Rights will be subject to the same restrictions and Forfeiture Restrictions of this Agreement to which the Restricted Stock Units to which they relate are subject.

(b) Adjustments for Changes in Capitalization. The number and kind of Restricted Stock Units shall be adjusted for changes in capitalization and other events as provided in Section 5.2 of the Plan.

5. Issuance of Stock and Payment of Dividend Equivalent Rights. As soon as practicable after each Certification Date on which the Forfeiture Restrictions lapse but not later than sixty (60) days thereafter, the Company will issue in the Recipient’s name one Share for each Restricted Stock Unit as to which the Forfeiture Restrictions lapsed on such Certification Date and deposit such Shares via electronic share transfer (DWAC) in an account in the name of Recipient at a broker of the Company’s choosing and will pay Recipient a cash amount equal to the amount of the Dividend Equivalent Right multiplied by the number of Restricted Stock Units as to which the Forfeiture Restrictions lapsed on such Certification Date. The Restricted Stock Units attributable to Shares that have been issued and the related Dividend Equivalent Rights that have been paid will be considered fully satisfied and will cease to be outstanding under this Agreement.

6. Rights Provided.

(a) Book Entry and Certificates. Recipient shall have no rights of a shareholder of the Company with respect to any Shares to be issued pursuant to a Restricted Stock Unit until such shares are deposited in the account of Recipient pursuant to Section 5 hereof.

(b) Corporate Acts. The existence of the Restricted Stock Units shall not affect in any way the right or power of the Board or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

7. Tax Matters. RECIPIENT UNDERSTANDS THAT THE ISSUANCE OF THE SHARES AND PAYMENT OF THE DIVIDEND EQUIVALENT RIGHTS UPON A LAPSE OF THE FORFEITURE RESTRICTIONS, AND THE SALE OF SUCH COMMON STOCK, MAY HAVE TAX IMPLICATIONS FOR RECIPIENT. RECIPIENT SHOULD CONSULT HIS OR HER OWN TAX ADVISOR. RECIPIENT ACKNOWLEDGES THAT HE OR SHE IS NOT RELYING ON THE COMPANY FOR ANY TAX, FINANCIAL OR LEGAL ADVICE. IT IS SPECIFICALLY UNDERSTOOD BY THE RECIPIENT THAT NO REPRESENTATIONS ARE MADE AS TO ANY PARTICULAR TAX TREATMENT WITH RESPECT TO THIS AWARD. To the extent that the issuance of the Shares and the Dividend Equivalent Rights upon the lapse of any Forfeiture Restrictions results in compensation income to Recipient for federal, state or foreign income tax purposes, the Company may withhold the number of whole Shares having a market value (based on the closing price of the Company’s common stock on the date as of which the tax liability is determined) equal to any tax required to be withheld by reason of such compensation income. The Company is also authorized to withhold from Recipient’s payroll check or require Recipient to remit any additional funds to make up the difference between the required tax withholding amount and the value of the whole Shares calculated in the preceding sentence, or require payment of such amount from Recipient, such that the Company does not have to withhold a fractional Share for tax withholding purposes.

8. Status of Stock. The Shares issued under this Agreement will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state or foreign securities laws.

9. Obligations upon Termination of Employment. In connection with Recipient’s employment by the Company and its Affiliates, the Company or an Affiliate shall provide Recipient with access to the confidential information of the Company and its Affiliates, or shall provide Recipient the opportunity to develop business goodwill inuring to the benefit of the Company and its Affiliates, or shall entrust business opportunities to Recipient. Recipient has agreed, and hereby agrees, as specified in more detail in the Employment Agreement and/or the Invention and Non-Disclosure Agreement, to maintain the confidentiality of the Company’s and its Affiliates’ information and to exercise the highest measures of fidelity and loyalty in the protection and preservation of the Company’s and its Affiliates’ goodwill and business opportunities. As part of the consideration for the Restricted Stock Units, to protect the Company’s and its Affiliates’ confidential information, the business goodwill of the Company and its Affiliates that has been and will in the future be developed in Recipient, and the business opportunities that have been and will in the future be disclosed or entrusted to Recipient by the Company and its Affiliates, and as an additional incentive for the Company and Recipient to enter into this Agreement, the Company and Recipient agree that if, during the term of Recipient’s employment with the Company or its Affiliates or within a 12-month period (or such longer period, if any, as required for non-competition by Recipient under the terms of his or her Employment Agreement) following the date upon which Recipient terminates employment with the Company (the “Restrictive Period”), Recipient fails for any reason to comply with any of the restrictive covenants set forth in the Employment Agreement (as in effect on the original effective date of the Employment Agreement), then the Company shall be entitled to recover from Recipient, and Recipient shall pay to the Company, an amount of money equal to A multiplied by B, where A equals the value (determined as of the date the Forfeiture Restrictions lapse) of the Restricted Stock Units with respect to which the Forfeiture Restrictions lapse during the one-year period preceding (and including) the date of Recipient’s termination of employment with the Company and its Affiliates, and B equals the fraction X divided by Y, where X equals the number of days in the Restrictive Period minus the number of consecutive days following Recipient’s termination of employment with the Company and its Affiliates during which Recipient remained in compliance with the restrictive covenants set forth in the Employment Agreement, and Y equals the number of days in the Restrictive Period.

If any of the restrictions set forth in this Section are found by a court to be unreasonable, or overly broad in any manner, or otherwise unenforceable, the parties hereto intend for such restrictions to be modified by the court so as to be reasonable and enforceable and, as so modified, to be fully enforced.

10. Employment Relationship. For purposes of this Agreement, Recipient shall be considered to be in the employment of the Company as long as Recipient remains an employee of either the Company, an Affiliate, or a successor corporation. Nothing in the adoption of the Plan, nor the award of the Restricted Stock Units thereunder pursuant to this Agreement, shall confer upon Recipient the right to continued employment by the Company or any of its Affiliates or affect in any way the right of the Company or an Affiliate to terminate such employment at any time. Unless otherwise specifically provided in a written employment agreement or by applicable law, Recipient’s employment by the Company and its Affiliates shall be on an at-will basis, and the employment relationship may be terminated at any time by either Recipient or the Company or an Affiliate for any reason whatsoever, with or without cause. Any question as to whether and when there has been a Termination of employment of Recipient with the Company and its Affiliates, and the cause of such termination, shall be determined by the Committee, and its determination shall be final.

11. Acknowledgment of Nature of Plan and Restricted Stock Units. In accepting this Agreement, Recipient acknowledges that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan;

(b) the award of Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future awards of Restricted Stock Units, or benefits in lieu of Restricted Stock Units even if Restricted Stock Units have been awarded repeatedly in the past;

(c) all decisions with respect to future awards, if any, will be at the sole discretion of the Board of Directors;

(d) Recipient’s participation in the Plan is voluntary;

(e) the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(f) if Recipient receives Shares, the value of such Shares acquired on vesting of Restricted Stock Units may increase or decrease in value;

(g) notwithstanding any terms or conditions of the Plan to the contrary, in the event of involuntary termination of Recipient’s employment (whether or not in breach of applicable laws), Recipient’s right to receive Restricted Stock Units and vest under the Plan, if any, will terminate effective as of the date that Recipient is no longer actively employed and will not be extended by any notice period mandated under applicable law; furthermore, in the event of involuntary termination of employment (whether or not in breach of applicable laws), Recipient’s right to receive Shares pursuant to the Restricted Stock Units after termination of employment, if any, will be measured by the date of termination of Recipient’s active employment and will not be extended by any notice period mandated under applicable law; the Committee shall have the exclusive discretion to determine when Recipient is no longer actively employed for purposes of the award of Restricted Stock Units; and

(h) Recipient acknowledges and agrees that, regardless of whether Recipient’s employment is terminated with or without cause, notice or pre-termination procedure or whether Recipient asserts or prevails on a claim that Recipient’s employment was terminable only for cause or only with notice or pre-termination procedure, Recipient has no right to, and will not bring any legal claim or action for, (a) any damages for any portion of the Restricted Stock Units that have been vested and converted into Shares, or (b) termination of any unvested Restricted Stock Units under this Agreement.

12. Data Privacy Protection Waiver. Recipient acknowledges that in connection with the administration of this Agreement and of Recipient’s employment relationship with the Company, relevant personal information concerning Recipient must be transferred to locations of the Company where the relevant administrative and human resources functions are performed from time to time (which may be outside Recipient’s country of residence), and access to such information may be granted to employees, agents and service providers of the Company who are involved in such administration. Recipient expressly consents to this transfer, access, and related processing of personal information, including transfer across national borders, and acknowledges that such transfer, access and processing are necessary for the administration and performance of, and compliance with, this Agreement, and administration of the employment relationship. Recipient voluntarily waives any provision of any local, national, or supranational law (such as, without limitation, the European Union’s Data Protection Directive and national laws enacted in response thereto, or laws of similar effect in other jurisdictions) which would prohibit or otherwise regulate such transfer, access and processing.

13. Compliance with Age Discrimination Rule – Applicable Only to Participants Who Are Subject to the Law in the European Union. The grant of the Restricted Stock Units and the terms and conditions governing the Award are intended to comply with the age discrimination provisions of the European Union (EU) Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”), for any Participant who is subject to the laws in the EU. To the extent a court or tribunal of competent jurisdiction determines that any provision of the Award is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the court or tribunal, in making such determination, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

14. Recovery of Fringe Benefit Tax – Applicable Only to Participants Who Are Subject to the Law in India. To the extent the Company is liable for the Fringe Benefit Tax imposed by the laws in India, Recipient shall deliver to the Company at the time such Fringe Benefit Tax is due such amount of money as the Company may require to meet its obligation under the applicable tax laws or regulations, and, if Recipient fails to do so, the Company is authorized to withhold from any cash or Stock remuneration then or thereafter payable to Recipient the amount of any Fringe Benefit Tax required to be paid with respect to the Restricted Stock Units and the related Dividend Equivalent Rights.

15. Notices. Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of Recipient, such notices or communications shall be effectively delivered by email to Recipient’s Company issued email address or if hand delivered to Recipient at his or her principal place of employment or if sent by registered or certified mail to Recipient at the last address Recipient has filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered if sent by registered or certified mail to the Company at its principal executive offices.

16. Entire Agreement; Amendment. This Agreement replaces and merges all previous agreements and discussions relating to the same or similar subject matters between Recipient and the Company and constitutes the entire agreement between Recipient and the Company with respect to the subject matter of this Agreement. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer, or representative of the Company or by any written agreement unless signed by an officer of the Company who is expressly authorized by the Company to execute such document.

17. Binding Effect; Controlling Document. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Recipient. In the event of a conflict between the text of this Agreement and the Employment Agreement, the text of this Agreement shall control.

18. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, UNITED STATES OF AMERICA, APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS.

ANNEX B
TO
PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT
VESTING SCHEDULE

The Vesting and Forfeiture Percentages for the three 12-month periods set forth in the column headings of the chart below (the “Performance Periods”) are based on the Company’s Total Shareholder Return (“TSR”) in comparison to a peer set of companies over each Performance Period and are set forth in the chart below.  The performance award will vest according to a measurement of Total Shareholder Return (TSR) from the beginning and end of each Performance Period. BMC along with the peer companies will be ranked according to their relative TSR performance.

“Total Shareholder Return” means, with respect to each company in the Industry Group and each Performance Period, the rate of return over the Performance Period for such company from changes in the price of such company’s common stock and any dividends and other distributions paid by such company with respect to its common stock during the Performance Period, calculated by (i) assuming one share of such company’s common stock is purchased on the first day of the Performance Period at the closing price per share of such stock on such date, (ii)  adding the aggregate number of shares, if any, of such company’s common stock that would be accumulated over the Performance Period due to stock dividends or stock splits to such initial share of stock, (iii) multiplying the number of shares calculated in clause (ii) by the closing price per share of such stock on the last day of the Performance Period and adding to such value the aggregate amount of all, if any, cash dividends paid on a single share of stock during the Performance Period (with the Committee adjusting as appropriate to reflect any changes in capital stock of such company (e.g. stock splits, subdivision or consolidation of shares) that occurs during the Performance Period), and (iv) determining the rate of return over the Performance Period between the closing price per share set forth in clause (i) and the value resulting from the computation in clause (iii).

Example 1: Assume that Company X closes at $1 per share on the first day of the Performance Period. During the Performance Period, Company X declares two cash dividends of $.10 per share and $.05 per share. On the last day of the Performance Period, Company X closes at $2 per share. To determine the rate of return during the Performance Period, compare $2.15 ($2 + $.10 + $.05) to $1 which results in a rate of return of 115%.

Example 2: Assume Company Y closes at $1 per share on the first day of the Performance Period. During the Performance Period, Company Y declares a two-for-one stock split and affects the stock split by issuing one new share for each outstanding share. Later during the Performance Period, Company Y declares a $.15 per share cash dividend. On the last day of the Performance Period, Company Y closes at $1 per share. To determine the rate of return during the Performance Period, first determine the ending Market Value per Share by multiplying 2 shares by $1 and then adding the amount of the dividend ($.15) to get a resulting value of $2.15. Then, compare $2.15 to $1 which results in a rate of return of 115%.

The Industry Group shall consist of the Company and Microsoft Corp., Oracle Corp., SAP, Symantec Corp., CA Inc, Adobe Systems Inc., Compuware Corp., McAfee Inc., Citrix Systems Inc., and Sybase Inc.; provided, however, that the Industry Group for each Performance Period shall be subject to adjustment as provided in the following clause. No company shall be added to, or removed from, the Industry Group for a Performance Period during such period; provided, however, that a company (other than the Company) shall be removed from the Industry Group for a Performance Period if (a) during such period, (i) the common stock of such company ceases to be publicly traded on an established securities market, (ii) such company ceases to maintain publicly available statements of operations prepared in accordance with United States generally accepted accounting principles, consistently applied, (iii) such company is not the surviving entity in any merger, consolidation, or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly owned subsidiary of such company), (iv) such company sells, leases, or exchanges all or substantially all of its assets to any other person or entity (other than a previously wholly owned subsidiary of such company), or (v) such company is dissolved and liquidated, or (b) more than 33% of such company’s revenues (determined on a consolidated basis based on the regularly prepared and publicly available statements of operations of such company prepared in accordance with United States generally accepted accounting principles, consistently applied) for any fiscal year of such company that ends during such Performance Period are attributable to the operation of businesses other than such company’s computer software business.

Performance Periods
August 18, 2008 to August 18, 2009
August 18, 2009 to August 18, 2010
August 18, 2010 to August 18, 2011
BMC's Percentile Ranking for
Period	# RSU's Vested	# RSU's Forfeited	Vesting %
80th or greater	62,500	—	100.0%

79th	61,458	1,042	98.3%

78th	60,417	2,083	96.7%

77th	59,375	3,125	95.0%

76th	58,333	4,167	93.3%

75th	57,292	5,209	91.7%

74th	56,250	6,250	90.0%

73th	55,208	7,292	88.3%

72th	54,166	8,334	86.7%

71th	53,125	9,375	85.0%

70th	52,083	10,417	83.3%

69th	50,000	12,500	80.0%

68th	47,917	14,583	76.7%

67th	45,833	16,667	73.3%

66th	43,750	18,750	70.0%

65th	41,667	20,833	66.7%

64th	40,973	21,527	65.6%

63th	40,278	22,222	64.4%

62th	39,584	22,916	63.3%

61th	38,889	23,611	62.2%

60th	38,195	24,305	61.1%

59th	37,500	25,000	60.0%

58th	36,806	25,694	58.9%

57th	36,111	26,389	57.8%

56th	35,417	27,083	56.7%

55th	34,722	27,778	55.6%

54th	34,028	28,472	54.4%

53th	33,333	29,167	53.3%

52th	32,639	29,861	52.2%

51th	31,944	30,556	51.1%

50th	31,250	31,250	50.0%

49th	30,278	32,222	48.4%

48th	29,306	33,194	46.9%

47th	28,333	34,167	45.3%

46th	27,361	35,139	43.8%

45th	26,389	36,111	42.2%

44th	25,417	37,083	40.7%

43th	24,445	38,055	39.1%

42th	23,472	39,028	37.6%

41th	22,500	40,000	36.0%

40th	21,528	40,972	34.4%

39th	20,556	41,944	32.9%

38th	19,584	42,916	31.3%

37th	18,611	43,889	29.8%

36th	17,639	44,861	28.2%

35th	16,667	45,833	26.7%

34th or below	—	62,500	0.0%

•	If a Change of Control occurs before August 18, 2009, then the Forfeiture Restrictions shall lapse as to 62,500 of the Restricted Stock Units on August 18, 2009, 62,500 of the Restricted Stock Units on August 18, 2010 and 62,500 of the Restricted Stock Units on August 18, 2011 (unless the Forfeiture Restrictions lapse prior to such date pursuant to a Change of Control Termination as provided in Annex A); provided, that Recipient has been continuously employed by the Company (or one of its affiliates or successors) from the Grant Date through each vesting date.

•	If a Change of Control occurs after August 18, 2009 but before August 18, 2010, then the Forfeiture Restrictions shall lapse as to 62,500 of the Restricted Stock Units on August 18, 2010 and 62,500 of the Restricted Stock Units on August 18, 2011 (unless the Forfeiture Restrictions lapse prior to such date pursuant to a Change of Control Termination as provided in Annex A); provided, that Recipient has been continuously employed by the Company (or one of its affiliates or successors) from the Grant Date through each vesting date.

•	If a Change of Control occurs after August 18, 2010 but before August 18, 2011, then the Forfeiture Restrictions shall lapse as to 62,500 of the Restricted Stock Units on August 18, 2011 (unless the Forfeiture Restrictions lapse prior to such date pursuant to a Change of Control Termination as provided in Annex A); provided, that Recipient has been continuously employed by the Company (or one of its affiliates or successors) from the Grant Date through August 18, 2011.